EXHIBIT 99.1

 Albany Molecular Research, Inc. Reports Second Quarter 2004 Results

    ALBANY, N.Y.--(BUSINESS WIRE)--Aug. 13, 2004--Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter ending June 30, 2004.

    Second Quarter 2004 Results

    Total revenue for the second quarter of 2004 was $42.0 million, a 22.2% decrease compared to $54.0 million in the second quarter of 2003. Total contract revenue for the second quarter of 2004 was $28.1 million, a 27.6% decrease compared to total contract revenue of $38.8 million during the second quarter of 2003.
    Recurring royalties for the second quarter of 2004 were $13.9 million, a decrease of $1.3 million, or 8.6%, from recurring royalties of $15.2 million in the second quarter of 2003. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Contract revenue for AMRI, excluding its Organichem division, for the second quarter of 2004 was $12.4 million, a decrease of 23.5% compared to contract revenue of $16.2 million during the second quarter of 2003. Contract revenue at AMRI's Organichem division in the second quarter of 2004 was $15.7 million, a decrease of 30.2% compared to contract revenue of $22.5 million during the second quarter of 2003. During the second quarter of 2004, sales to Organichem's largest customer were $9.2 million, compared to $18.1 million for the comparable period in 2003, resulting, in part, from year to year changes by the customer of its quarterly delivery schedules.
    During the second quarter of 2004, AMRI incurred $3.5 million in pre-tax charges, or ($0.09) per basic and diluted share, related to a restructuring and the related closing of its Mount Prospect Research Center near Chicago, IL. In May, the company announced plans to consolidate operations and technologies in Mount Prospect with existing facilities in New York. Of the $3.5 million in costs, $1.6 million represented a non-cash reduction in the carrying value of real property and equipment based on its estimated fair market value, $1.2 million related to a non-cash impairment charge of Mount Prospect goodwill, and $684,000 related to severance and relocation costs. The company anticipates that it will record an additional $2.0 million in severance and relocation costs during the third and fourth quarters of 2004. Further, the company may incur additional expenses related to the sale of the Mount Prospect facility depending on the ultimate selling price. The company estimates that the consolidation of the Mount Prospect facility will result in annual pre-tax savings of up to $5.0 million, beginning in 2005.
    As previously disclosed, during the quarter ended June 30, 2004, the company completed an in-depth review of the carrying value of its compound library inventories. As a result of this review, which was based on expected future revenues, the company determined that a significant write-down in the carrying value of these inventories was required. The reduction in carrying value of the company's compound library inventories was based on less favorable market conditions than projected and an excess quantity and carrying value of inventory on-hand compared to projected future sales revenue. The write-down resulted in a triggering event which required the company to also determine whether there was an impairment of certain other long-lived assets and goodwill at its Bothell reporting unit, including the goodwill which resulted from the 2001 acquisition of New Chemical Entities. Based on its review, the company determined that an impairment of certain goodwill and related long-lived assets did occur and recorded total non-cash pre-tax charges of $25.9 million, or ($0.75) per basic and diluted share, to reduce the carrying value of its assets. Of the $25.9 million in total charges, $13.3 million related to an impairment of goodwill, $6.6 million related to an impairment of other long-lived assets, including intangible assets related to the natural product inventories, and $6.0 million to a reduction in library inventory carrying value. As of June 30, 2004, the remaining carrying value of these libraries was $4.2 million.
    Gross profit margin for AMRI's contract business, excluding its Organichem division, declined to (38.8%), compared to 34.5% in the second quarter of 2003. The negative gross margin is attributable to the reduction in carrying value of the company's natural product and chemical library inventories of $6.0 million, the impact of the fixed cost components of AMRI's contract business on lower contract revenues, competitive pricing pressures, and $888,000 in additional raw material inventory reserves which were recorded in the second quarter of 2004. Gross profit margin for Organichem in the second quarter of 2004 was 26.0%, compared to 17.9% in the second quarter of 2003. The improvement in Organichem's gross margin percentage is primarily attributable to product mix, cost reduction efforts implemented subsequent to AMRI's acquisition of Organichem in 2003, as well as $600,000 in purchase accounting expenses incurred in the second quarter of 2003 related to the company's acquisition of Organichem.
    Including the ($0.09) per share Mount Prospect Research Center restructuring expense and the ($0.75) per share charges to reduce the carrying value of certain assets, net loss under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the second quarter of 2004 was $20.8 million, or ($0.65) per basic and diluted share, compared to net income in the second quarter of 2003 of $8.3 million, or $0.26 per share on a diluted basis.
    AMRI Chairman, President and CEO Thomas E. D'Ambra, Ph.D. said, "This quarter's results represent a composite of many factors. Total second quarter revenues of $42.0 million and total second quarter contract revenues of $28.1 million were down over 2003 numbers but were within previous expectations. One time non-cash charges in the second quarter exceeded $28 million before any tax benefit. Although we are not happy with these financial results, nor with the need to again lower full year guidance, I believe that this quarter appears to represent a bottoming out of the weak business environment that AMRI has been mired in for some time. Several signs point to a slow turning in a favorable direction for AMRI's contract business, and for many of its initiatives for the future."
    D'Ambra continued, "We believe that our actions in this environment are prudent and in the best long-term interests of AMRI and its shareholders. Importantly, the one time non-cash charges described today do not impact AMRI's cash or investments, and we continue to maintain a strong cash position, even while financing significant capital investments and R&D. I want to point out that we are making progress in an evolution/transition from solely a service business to a company with a strong and growing service business plus added drivers of growth and profitability."
    "In taking clear steps to productively control expenses, we are consolidating facilities, closing our Mount Prospect Research Center near Chicago, and relocating key employees, technologies and other assets to Albany. We expect that the added charges now will result in annual future savings and an enhanced operating efficiency by bringing these technologies and people to Albany. We are aggressively and carefully exploring offshore chemistry alliances and interactions in pursuit of more pricing options for customers while maintaining AMRI quality, efficiency and productivity. We are taking steps to grow other milestone and royalty bearing alliances and opportunities, leveraging in-house technology investments and R&D. We are taking steps to be poised to add logical and complementary services to AMRI's drug discovery and development chemistry. AMRI is unique in being an integrated service provider. We intend to continue to maintain our leadership and success in this space."
    D'Ambra concluded, "With a strong cash position, a profitable and cash positive business (excluding one time non-cash charges) and several initiatives underway to build for the future, we believe AMRI is positioned to survive and prosper in an increasingly challenging, complex and competitive environment. We invite you to join us in our conference call to further discuss these results and initiatives."

    Year-to-Date

    Total revenue for the six-month period ending June 30, 2004 was $82.8 million, a decrease of $16.1 million, or 16.3%, compared to total revenue of $98.9 million during the same period in 2003. Total contract revenue for the first six months of 2004 decreased 18.9% to $58.9 million, compared to total contract revenue of $72.6 million for the comparable period in 2003.
    Recurring royalty revenue for the first half of 2004 decreased by 9.1% to $23.9 million, compared to recurring royalty revenue of $26.3 million during the first six months of 2003.
    Contract revenue for AMRI, excluding its Organichem division, for the six-month period ending June 30, 2004 was $26.4 million, a decrease of 17.5% compared to contract revenue of $32.0 million during the same period in 2003. Gross profit margin for AMRI's contract business, excluding its Organichem division, was (4.1%) in the six-month period ended June 30, 2004, compared to 35.0% for the comparable period in 2003. The negative gross margin is attributable to the reduction in carrying value of the company's natural product and chemical library inventories of $6.0 million, the impact of the fixed cost components of the contract business on lower contract revenues, competitive pricing pressures, and an increase in the reserve for excess raw material inventories of $888,000.
    Contract revenue at AMRI's Organichem division for the six-month period ending June 30, 2004 was $32.5 million, a decrease of 20.2% compared to contract revenue of $40.7 million during the same period in 2003. Gross profit margin for Organichem for the six-month period ending June 30, 2004 was 22.6%, compared to 15.4% for the comparable period in 2003. The improvement in Organichem's gross margin percentage is primarily attributable to product mix, cost reduction efforts implemented subsequent to AMRI's acquisition of Organichem in 2003, as well as $900,000 in purchase accounting expenses incurred in 2003 related to the company's acquisition of Organichem.
    During the first quarter of 2004, AMRI recorded a $3.1 million, or ($0.06) per diluted share charge related to the issuance to Bristol-Myers Squibb (BMS) of warrants to purchase up to 516,232 shares of AMRI common stock, with exercise prices ranging from $30.24 to $35.24. The issuance of these warrants resulted from a 2002 agreement whereby BMS transferred intellectual property to AMRI, providing AMRI with ownership of one of BMS's preclinical drug candidates, along with patent applications covering Attention Deficit Hyperactivity Disorder (ADHD) and central nervous system indications. The $3.1 million charge was included on AMRI's financial statements under research and development costs.
    Including the second quarter charges of ($0.09) per share relating to the Mount Prospect restructuring and the ($0.75) per share charge to reduce the carrying value of certain assets, and the first quarter charge of ($0.06) per share related to the issuance of warrants, net loss for the six-month period ending June 30, 2004 under US GAAP was $18.0 million, or ($0.57) per basic and diluted share. Net income for the comparable period in 2003 was $12.4 million, or $0.38 per share on a diluted basis.
    The total number of employees at AMRI at the end of the second quarter of 2004 was 818. At June 30, 2004, AMRI had cash, cash equivalents and investments of $121.7 million, compared to $128.1 million at March 31, 2004. The net decrease of $6.4 million in cash, cash equivalents and investments in the second quarter of 2004 was due primarily to cash generated from operations of $2.4 million, offset by $7.0 million in purchases of property plant and equipment and $1.3 million in debt principal payments. Total long-term debt at June 30, 2004 was $55.3 million, compared to $56.6 million at March 31, 2004. Total common shares outstanding at June 30, 2004 were 31,725,359.

    Earnings Guidance

    AMRI Chief Financial Officer David P. Waldek updated previous financial guidance for the full year 2004. Mr. Waldek said, "Certain areas of our contract business continue to exhibit positive trends, leading to an overall projected increase in contract revenues in the second half of 2004 compared to the first half of 2004. However, a delay in the timing and realization of certain customer contracts is projected to result in lower total contract revenues than previously projected. We are projecting our 2004 contract revenues to range from $119 to $123 million, compared to our previous guidance of $133 to $138 million."
    Mr. Waldek continued, "Including the warrant issue expense of $3.1 million, or ($0.06) per share, the projected total costs related to the Mount Prospect facility consolidation of approximately $5.5 million, or ($0.14) per share, and the charges related to the reductions in asset carrying value of $25.9 million, or ($0.75) per share, we are projecting 2004 loss per basic and diluted share to range from ($0.34) to ($0.37). Our previous earnings guidance, which did not include the costs related to reductions in asset carrying value, was $0.57 to $0.67 per diluted share."
    Mr. Waldek continued, "For the third quarter of 2004, we project corporate contract revenue to range from $28.5 to $30.0 million. Including estimated Mount Prospect facility consolidation costs in the third quarter of $2.0 million, or ($0.04) per diluted share, we project that earnings per share in the third quarter of 2004 will range from $0.04 to $0.05 per diluted share."

    Recent Events

    Recent announcements include the following:

    -- AMRI announced plans to consolidate operations and technologies at its Mount Prospect Research Center (near
        Chicago, IL) with existing facilities in New York. The closing of this facility is expected to result in up to $5 million in pre-tax annual cost savings, beginning in 2005.

    -- AMRI announced a three-year contract valued at up to $3 million by the National Institute on Drug Abuse (NIDA) to manufacture potential treatments for substance abuse. AMRI will provide chemical manufacturing of bulk drug substances for use in preclinical and clinical trials, based on specific task orders issued by NIDA during the three-year term of the contract.

    -- Seattle Genetics, Inc. announced that it has entered into a preferred provider agreement with AMRI for manufacturing its proprietary drug-linker system, which is used in Seattle Genetics' antibody-drug conjugate (ADC) technology. The arrangement secures rights for Seattle Genetics' ADC licensees to work directly with AMRI on manufacturing campaigns to obtain cGMP supplies of drug-linker units to support future clinical trials of products utilizing the ADC technology.

    Second Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on August 13, 2004 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-396-2356 (for domestic calls) or 617-847-8709 (for international calls) at 9:45 a.m. and use passcode 58956396. In addition, the call is being webcast on the Internet and can be accessed at the company's website, www.albmolecular.com. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on August 13, 2004. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 48520864. Replays of the call will be available as a webcast for twelve months on the investor area of the company's website at www.albmolecular.com/investor/.

    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the third quarter of 2004 and for the full year 2004, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2004, the expected level of 2004 contract revenues for AMRI and Organichem, expected future sales of Allegra, the acquisition and expected performance of Organichem Corporation, including the successful completion of and expected reduction of operating costs and future cost savings relating to the relocation and consolidation of operations associated with the closing of the Mount Prospect facility, and the company's ability to identify and capitalize on offshore initiatives. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies, the integration and operating risks associated with the company's completed acquisition of Organichem, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                    Albany Molecular Research, Inc.
            Condensed Consolidated Statements of Operations
                              (unaudited)

           (Dollars in thousands, except for per share data)


                                 Three Months Ended  Six Months Ended
                                 ------------------ ------------------
                                 June 30,  June 30, June 30,  June 30,
                                    2004     2003      2004     2003
                                 --------- -------- --------- --------


Contract revenue                 $ 28,118  $38,777  $ 58,932  $72,616
Recurring royalties                13,878   15,200    23,870   26,300
                                  --------  -------  --------  -------
   Total revenue                   41,996   53,977    82,802   98,916
                                  --------  -------  --------  -------

Cost of contract revenue           22,853   29,158    46,715   55,170
Write-down of library inventories   5,974        -     5,974        -
                                  --------  -------  --------  -------
    Total cost of contract
     revenue                       28,827   29,158    52,689   55,170
                                  --------  -------  --------  -------

Technology incentive award          1,387    1,520     2,385    2,630
Research and development            5,368    5,552    13,248   11,117
Selling, general and
 administrative                     5,811    5,304     9,732   11,433
Property and equipment impairment   4,728        -     4,728        -
Goodwill impairment                14,494        -    14,494        -
Intangible asset impairment         3,541        -     3,541        -
Restructuring charge                  426        -       426        -
                                  --------  -------  --------  -------
   Total costs and expenses        64,582   41,534   101,243   80,350
                                  --------  -------  --------  -------

(Loss) income from operations     (22,586)  12,443   (18,441)  18,566

Other income, net                     143      377       246      661
                                  --------  -------  --------  -------

(Loss) income before income tax
 expense                          (22,443)  12,820   (18,195)  19,227

Income tax (benefit) expense       (1,670)   4,551      (183)   6,826
                                  --------  -------  --------  -------

Net (loss) income                $(20,773) $ 8,269  $(18,012) $12,401
                                  ========  =======  ========  =======

Basic (loss) earnings per share  $  (0.65) $  0.26  $  (0.57) $  0.39
                                  ========  =======  ========  =======

Diluted (loss) earnings per
 share                           $  (0.65) $  0.26  $  (0.57) $  0.38
                                  ========  =======  ========  =======


                    Albany Molecular Research, Inc.
               Selected Consolidated Balance Sheet Data

In thousands

                                              June 30,   December 31,
                                                 2004         2003
Cash, cash equivalents and investments       $   121,720  $   124,628
Accounts receivable, net                          16,335       18,261
Inventory                                         32,010       34,292
Royalty receivable                                13,875       12,970
Total current assets                             188,077      195,524
Net property, plant and equipment                147,775      146,639
Goodwill and intangible assets                    27,940       46,920
Total Assets                                     366,880      392,631

Current liabilities                               18,939       21,929
Long term debt                                    50,752       53,129
Stockholder's equity                             288,071      302,284
Total liabilities and stockholder's equity   $   366,880  $   392,631


    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279